EXHIBIT 10.9

OFFICE LEASE

SIERRA POINT DEVELOPMENT

GAINEY ONE TRUST,

a Maryland real estate investment trust,

as Landlord,

and

COTHERIX, INC.,

a Delaware corporation,

as Tenant.

SIERRA POINT DEVELOPMENT

(i)

ARTICLE	SUBJECT MATTER	PAGE

ARTICLE 22	SUBSTITUTION OF OTHER PREMISES	44

ARTICLE 23	SIGNS	44

ARTICLE 24	COMPLIANCE WITH LAW	45

ARTICLE 25	LATE CHARGES	46

ARTICLE 26	LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	46

ARTICLE 27	ENTRY BY LANDLORD	47

ARTICLE 28	TENANT PARKING	47

ARTICLE 29	MISCELLANEOUS PROVISIONS	48

ARTICLE 30	EXISTING ENVIRONMENTAL CONDITION	58

EXHIBITS

A OUTLINE OF PREMISES

B WORK LETTER

C FORM OF NOTICE OF LEASE TERM DATES

D RULES AND REGULATIONS

E FORM OF TENANT’S ESTOPPEL CERTIFICATE

F FORM OF LETTER OF CREDIT

G ENVIRONMENTAL SUMMARY

(ii)

SIERRA POINT DEVELOPMENT

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between GAINEY ONE TRUST, a Maryland real estate investment trust (“Landlord”), and COTHERIX, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE		DESCRIPTION
1.	Date:		January 5, 2004

2.	Premises (Article 1).

	2.1	Building:	5000 Shoreline Court, South San Francisco, California

	2.2	Premises:	Approximately 14,145 rentable square feet of space located on the first (1st) floor of the Building and commonly known as Suite 101, as further set forth in Exhibit A to the Office Lease.

3.	Lease Term (Article 2).

	3.1	Length of Term:	Five (5) years.

	3.2	Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises and (ii) the date upon which the Premises are Ready for Occupancy, as defined in the Work Letter attached hereto as Exhibit B, which is anticipated to be March 1, 2004 (the “Anticipated Commencement Date”).

	3.3	Lease Expiration Date:	If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the fifth (5th) anniversary of the Lease Commencement Date; or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the fifth (5th) anniversary of the Lease Commencement Date occurs.

4.	Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1	$273,281.40	$22,773.45 (subject to Section 3.2 below)	$19.32

2	$281,768.40	$23,480.70 (subject to Section 3.2 below)	$19.92

3	$290,255.40	$24,187.95	$20.52

4	$298,742.40	$24,895.20	$21.12

5	$307,229.40	$25,602.45	$21.72

5.	Base Year (Article 4):	Calendar year 2004.

6.	Tenant’s Share (Article 4):	Approximately 10.23%.

7.	Permitted Use (Article 5):	General office use consistent with a first-class office building and, provided any such use is legally permissible, “Lab Use.” For purposes of the Lease. “Lab Use” shall mean only the following: wet laboratory space in a portion of the Premises not to exceed a maximum of 2,000 rentable square feet of space in the aggregate, including biology space and limited chemistry space (maximum of two (2) fume hoods). That portion of the Premises which is utilized for Lab Use is sometimes referred to herein as the “Lab Premises,” and the exact location thereof shall be subject to Landlord’s prior written approval. Notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease. Tenant shall be responsible for operating and maintaining the Premises pursuant to (i) the Rules and Regulations, and (ii) all Applicable Laws (including, without limitation, all applicable zoning and building code requirements).

8.	Letter of Credit (Article 21):	$145,127.70.

9.	Parking Space Ratio (Article 28):	Three and three/tenths (3.3) unreserved parking spaces for every 1,000 rentable square feet of the Premises (i.e. 46 parking spaces).

10.	Address of Tenant (Section 29.18):

CoTherix, Inc.

1301 Shoreway Road, Suite 320

Belmont, California 94002

Attention: Benson Fong

(Prior to Lease Commencement Date)

And

CoTherix, Inc.

5000 Shoreline Court, Suite 101

South San Francisco, California 94080

Attention: Benson Fong

(After Lease Commencement Date)

With a Copy To:

Hopkins & Carley, A Law Corporation

The Letitia Building

70 S. First Street

San Jose, California 95113-2406

Attention: Julie A. Frambach, Esq.

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):	CB Richard Ellis, Inc., representing Landlord, and Cornish and Carey Commercial, representing Tenant.

The foregoing Summary of Basic Lease Information (“Summary”) is incorporated into and made a part of the Lease. Each reference in the Lease to any Section of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular Lease provision pertaining to such information. In the event of any conflict between the Summary and the Lease, the latter shall control.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto, and the Premises contains approximately the number of rentable square feet as set forth in Section 2.2 of the Summary, subject to the provisions of Section 1.2 below. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall accept possession of the Premises in an “as-is” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair. Nothing contained in this Section 1.1.1 shall affect Tenant’s rights under any warranties or guaranties assigned to Tenant pursuant to Section 4 of the Work Letter.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project known as “Sierra Point Development.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto from time to time which, as of the date of this Lease, are outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, provided that Landlord shall maintain and operate the same in a manner consistent with that of other first-class office buildings in the vicinity of the Project, which buildings are comparable in size and quality of appearance, services and amenities to the Building (the “Comparable Buildings”), and the use thereof shall be subject to such reasonable and nondiscriminatory rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that the same shall not prevent Tenant’s ingress to and egress from the Premises. In exercising the rights set forth in the immediately preceding sentence, Landlord shall use commercially reasonable efforts to minimize, to the extent practicable, interference with Tenant’s use of the Premises arising therefrom.

1.2 Verification of Rentable Square Feet of Premises, Building, and Project. For purposes of this Lease, “rentable square feet” shall be calculated pursuant to “BOMA,” as that term is defined in Section 4.2.9 below. In the event that the rentable area of the Premises, the Building and/or the Project shall hereafter change due to subsequent alterations and/or other modifications to the Premises, the Building and/or the Project, the rentable area of the Premises, the Building and/or the Project, as the case may be, shall be appropriately adjusted as of the date of such alteration and/or other modification, based upon the written verification by Landlord’s space planner of such revised rentable area. In the event of any such adjustment to the rentable area of the Premises, the Building and/or the Project, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area (including, without limitation, the “Tenant’s Share”, as defined in Article 4 of this Lease) shall be modified in accordance with such determination; provided, however, that in no event shall the Base Rent be modified as a result of any such determination. Within ten (10) business days following Landlord’s request, Tenant shall execute an amendment of this Lease confirming all revisions to this Lease resulting from such adjustment; provided, however, failure to execute such amendment shall not affect the validity of any such adjustment or of the modifications to this Lease resulting therefrom, as described above.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. If Landlord fails to cause the Premises to be Ready for Occupancy (as defined in Section 5.1 of the Work Letter) on or before May 1, 2004, and such failure is not caused, in whole or in part, by an event of Force Majeure (as defined in Section 29.16 below) or by a Tenant delay or delays (as described in Section 5.2 of the Work Letter), then for every day of delay from May 1, 2004, until the Premises are Ready for Occupancy, provided that such delay is not caused by Force Majeure or a Tenant delay, Tenant shall be entitled to a rent credit equal to one (1) day of Base Rent. If Landlord fails to cause the Premises to be Ready for Occupancy on or before June 1, 2004 (the “Outside Commencement Date”), and such failure is not caused, in whole or in part, by an event of Force Majeure or by a Tenant delay or delays (as described in Section 5.2 of the Work Letter), then Tenant shall have the right, by written notice to Landlord given not later than ten (10) business days following the Outside Commencement Date, to terminate this Lease. Such Base Rent credit or termination right, as applicable, shall be Tenant’s sole recourse with respect to any such failure. If Tenant fails to timely provide such termination notice, or if the Premises become Ready for Occupancy at any time prior to Landlord’s receipt of such termination notice, then this Lease shall continue in full force and effect and Tenant’s right to terminate this Lease pursuant to this Article 2 shall be null and void and of no further force or effect. In the event this Lease is terminated in accordance with this Article 2, Landlord shall promptly return to Tenant any Base Rent previously paid by Tenant to Landlord and the Letter of Credit.

ARTICLE 3

BASE RENT

3.1 Payment of Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent, c/o Opus West Management Corporation, 2415 East Camelback Road, Suite 840, Phoenix, Arizona 85016, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term for which Base Rent is due shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Base Rent Abatement. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby agrees to reduce the Base Rent payable with respect to (a) the first (1st) through the twelfth (12th) months of the Lease Term to an amount equal to $16,905.00 per month, and (b) the thirteenth (13th) through the fifteenth (15th) months of the Lease Term to an amount equal to $17,430.00 per month.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Building Direct Expenses,” as those terms are defined in Sections 4.2.9 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Building Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Building Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.6 below, below Building Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Building Direct Expenses” shall mean “Building Operating Expenses” and “Building Tax Expenses”, as those terms are defined in Sections 4.2.3 and 4.2.4, below, respectively.

4.2.3 “Building Operating Expenses” shall mean the portion of “Operating Expenses,” as that term is defined in Section 4.2.7 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.4 “Building Tax Expenses” shall mean that portion of “Tax Expenses”, as that term is defined in Section 4.2.8 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.5 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.6 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Building Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.7 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord (including, without limitation, commercially reasonable deductibles; provided, however, that Tenant’s Share of any flood and earthquake insurance deductibles, allocated, by amortization or otherwise, to any particular expense year, shall not, for purposes of this Section 4.2.7, exceed $3,500 per year); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area repair, restoration, and maintenance; (vi) fees and other costs, including reasonable management fees (not to exceed three percent (3%) of gross revenues for the Project), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, environmental covenants, conditions and restrictions or other instrument pertaining to the sharing of costs by the Building or the Project, including, without limitation, any property owner and parking association fees; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repairs to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over the useful life as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or reasonably anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life as Landlord shall reasonably determine using generally accepted accounting principles, consistently applied; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.8, below. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the entity which constitutes the Landlord (as the same are distinguished from the costs of operation of the Project, which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project), including costs of accounting and legal matters with respect to such entity, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-á-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) except for a Project management fee to the extent allowed pursuant to item (vi), above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be included as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services, and further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition at the Project;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art, except to the extent the same are governmentally mandated;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable Comparable Building as compared to the size of the Project;

(o) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) except with respect to costs arising under any environmental covenants, conditions and restrictions affecting all or any portion of the Project, costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the

Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(q) costs arising from Landlord’s charitable or political contributions;

(r) any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(s) the cost of any magazine, newspaper, trade or other subscriptions; and

(t) costs incurred under Article 11 of this Lease to the extent the same are reimbursed by insurance proceeds received by Landlord or otherwise reimbursed to Landlord by a third party.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.8 Taxes.

4.2.8.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.8.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by

Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.8.3 Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, transfer taxes and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease and (iv) taxes paid directly to the taxing authority by any other tenant of the Project.

4.2.8.4 Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.8.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.8.1 through 4.2.8.3, above. Notwithstanding the foregoing, upon any reassessment of the Project for real estate tax purposes by the appropriate governmental authority (whether as a result of a sale, refinancing or change in ownership or otherwise), which reassessment occurs after the Base Year, the component of Tax Expenses for the Base Year which is attributable to the assessed value of the Project under Proposition 13 prior to such reassessment (without taking into account any Proposition 8 reductions) shall be reduced, if at all, for the purposes of comparison to all subsequent Expense Years (commencing with the Expense Year in which such reassessment takes place) to an amount equal to the real estate taxes based upon such reassessment.

4.2.9 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary. Tenant’s Share is equal to a fraction, the numerator of which is the number of rentable square feet of the Premises, as set forth in Section 2.2 of the Summary, and the denominator of which is the total rentable square feet in the Building, which fraction is expressed as a percentage in Section 6 of the Summary. The rentable square feet in the Premises and Building is measured pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1996, as modified by Landlord pursuant to Landlord’s standard rentable area measurements for the Building (“BOMA”). In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is remeasured by Landlord, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such Expense Year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect. Landlord shall have the option to modify the method of calculation of Tenant’s Share to a calculation based on the usable square feet of the Premises and Building, so long as the Tenant’s Share hereunder is not increased thereby.

4.3 Allocation of Direct Expenses.

4.3.1 Method of Allocation. Landlord and Tenant acknowledge that the Building is, or may during the Lease Term become, a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings, if any, in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and, if at any time the Project consists of more than one building, a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. During such time as the Building is the only building in the Project, one hundred percent (100%) of Direct Expenses attributable to the Project shall be allocated to the Building and shall constitute Building Direct Expenses.

4.3.2 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Building Direct Expenses for such Expense Year exceeds Tenant’s Share of Building Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall provide to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess. Landlord shall endeavor to provide such Statement within one hundred twenty (120) days following the end of the subject Expense Year. Within thirty (30) days following receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay to Landlord the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.3, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4; provided, however, that if Landlord fails to provide a Statement within one (1) year following the end of any particular Expense Year, then Landlord shall be deemed to have waived its right to receive from Tenant any underpayment of the actual Excess for the subject Expense Year. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall pay to Landlord such amount within thirty (30) days following invoice therefor, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Tenant’s Audit Right. Unless Tenant takes exception by written notice to Landlord within thirty (30) days after Landlord provides any Statement to Tenant, such Statement shall be considered final and binding on Tenant (except as to additional Building Direct Expenses not then known or omitted by error). Pending resolution of any such exceptions, Tenant shall pay Tenant’s Share of Building Direct Expenses in the amount shown on such Statement, subject to credit, refund or additional payment after any such exceptions are resolved. If Tenant takes exception to any Statement within such 30-day period, then an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis), designated and paid for by Tenant (“Tenant’s Accountant”), may, after reasonable notice to Landlord and at reasonable times during business hours during that period which is thirty (30) days following Tenant’s exception notice, inspect Landlord’s records with respect to the subject Statement at

Landlord’s offices, provided that Tenant is not then in breach or default under this Lease and Tenant has paid all amounts required to be paid under the applicable Statement. In connection with such inspection, Tenant and Tenant’s agents (including, without limitation, Tenant’s Accountant) must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to take exception to any Statement within thirty (30) days of Tenant’s receipt of such Statement, or to complete inspection of Landlord’s records with respect to such Statement within thirty (30) days following Tenant’s exception notice, shall be deemed to be Tenant’s approval of such Statement, and Tenant thereafter waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Statement, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (“Landlord’s Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such determination by Landlord’s Accountant proves that Building Direct Expenses were overstated by more than five percent (5%), then the cost of Landlord’s Accountant and the cost of such determination shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Building Direct Expenses payable by Tenant shall be as set forth in this Section 4.4.2, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Building Direct Expenses payable by Tenant.

4.4.3 Statement of Estimated Building Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Building Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Building Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5.4 During such portion of the Lease Term as Tenant utilizes all or any portion of the Premises for Lab Use, Tenant shall be liable for and shall pay directly to Landlord within thirty (30) days of being invoiced therefor, the actual cost, if any, incurred by Landlord for carrying, pursuant to the terms and conditions of Section 10.7, below, “Pollution Legal Liability Environmental Insurance.”

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. In no event shall Tenant use, or suffer or permit any person or persons to use, any hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, in, on or about the Premises, except that Tenant may use within the Premises such substances as are customarily and lawfully used for general office purposes, provided that such substances shall be properly labeled and contained and shall be used and stored only in small quantities reasonably necessary for general office use and strictly in accordance with all applicable laws and the manufacturers’ instructions therefor. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions, declarations and other instruments now or hereafter affecting all or any portion of the Project.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays which are observed by other Comparable Buildings (collectively, the “Holidays”). In connection with construction of the “Tenant Improvements,” as that term is defined in the Work Letter, Landlord shall install an override timer system in the Premises which will enable Tenant to obtain HVAC service for the Premises twenty-four hours per day, 7 days per week, subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto. Costs associated with HVAC service to the Premises during other than Building Hours shall be paid by Tenant pursuant to the terms of Section 6.2 below.

6.1.2 Subject to limitations imposed by governmental rules, regulations, and/or guidelines applicable thereto, Landlord shall provide electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment) for lighting and power suitable for the Permitted Use as determined by Landlord, provided that Tenant’s electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.4 Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings. Notwithstanding the foregoing to the contrary, during such portion of the Lease Term as Tenant utilizes all or any portion of the Premises for Lab Use, in no event shall Landlord be responsible for providing janitorial services to the Lab Premises, and Tenant, at Tenant’s sole cost and expense, shall provide the same.

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have one elevator available at all other times, including on the Holidays, except in the event of emergency.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond

Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of (i) any failure of Landlord to provide access to the Premises (including, without limitation, if access to the Premises is prevented as a result of the performance by Landlord of any Renovations, as defined in Section 29.30 below), or (ii) any failure of Landlord to provide essential services or utilities, to the extent required by this Lease to be provided by Landlord (either such set of circumstances as set forth in items (i) and (ii) above to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then Base Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Such right to an abatement of Base Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. To the extent that an Abatement Event is caused by fire or other casualty, Tenant’s right to an abatement of Base Rent in accordance with this Section 6.3 shall not be applicable and the terms of Article 11 below shall apply.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or damage caused by casualty (except to the extent the same is Tenant’s obligation to repair pursuant to Article 11 below), condemnation or other causes beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, if Tenant fails to make such repairs within ten (10) days after written notice from Landlord to Tenant (except that no such notice shall be required in an emergency), Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the systems and equipment of the Building; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall make such repairs at Tenant’s expense, subject to the provisions of Section 10.5 below. Upon reasonable prior notice to Tenant (except that no such notice shall be required in the event of emergency), Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises, including, without limitation, during such portion of the Lease Term as Tenant utilizes all or any portion of the Premises for Lab Use, any improvements, alterations, additions or changes to the Lab Premises for purposes of the Lab Use (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions (including, without limitation, the structural integrity of the floor slab) or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent but upon at least ten (10) business days prior written notice to Landlord (“Tenant’s Cosmetic Alteration Notice”), to make strictly cosmetic, non-structural additions and alterations to the Premises that meet all of the following conditions: (i) do not involve the expenditure of more than $10,000.00 in any one instance or in the aggregate in any given year of the Lease Term; (ii) do not affect the exterior appearance of the Building; (iii) do not affect the Base Building (as defined in Section 8.2 below), including, without limitation, any HVAC, mechanical, electrical, plumbing or other Building system; and (iv) do not require a building permit from the applicable governmental authority for the performance thereof (each, a “Cosmetic Alteration”); provided, however, that Tenant shall utilize for the performance of any such Cosmetic Alteration only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, and, upon Landlord’s request, Tenant shall remove any such Cosmetic Alteration upon the expiration or any earlier termination of the Lease Term. Tenant shall have the right to request, as part of Tenant’s Cosmetic Alteration Notice, a determination by Landlord as to whether the subject Cosmetic Alteration will be required to be removed upon the expiration or earlier termination of the Lease Term, in which event Landlord shall notify Tenant of such determination within ten (10) business days following Landlord’s receipt of the applicable Tenant’s Cosmetic Alteration Notice. The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Subject to the last sentence of Section 8.1 above, Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, and the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. As part of Tenant’s written request for Landlord’s consent to a particular Alteration, Tenant shall have the right to request a determination by Landlord as to whether the subject Alteration will be required to be removed upon the expiration or earlier termination of the Lease Term, in which event, provided that Landlord consents to such Alteration, Landlord’s notice of such consent shall specify whether Landlord will require the subject Alteration to be so removed. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Lease, Tenant shall, at Tenant’s sole cost and expense, if all or any portion of the Premises was utilized by Tenant for Lab Use, remove all Alterations in the Lab Premises upon the expiration or any earlier termination of the Lease Term and return the Lab Premises to a building standard tenant improved condition, as determined by Landlord. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Project is located, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost of such work to compensate

Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon the expiration or any earlier termination of this Lease, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. Furthermore, Landlord, if Landlord has so provided with respect to any Cosmetic Alteration pursuant to Section 8.1 above or with respect to any Alteration pursuant to Section 8.2 above, may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims.

liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof (including, without limitation, lost profits or other consequential damages), which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$2,000,000 each occurrence
$3,000,000 annual aggregate 0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (collectively, the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing. Tenant shall not be required to increase the policy limits required hereunder more than once during the initial Lease Term, and in no event shall Tenant be required to increase such policy limits during the first two (2) years of the Lease Term.

10.7 Environmental Insurance. In the event that during the Lease Term Tenant utilizes all or any portion of the Premises for Lab Use, the provisions of this Section 10.7 shall apply. Landlord may, at the option of Landlord, maintain during all or any portion of the Lease Term “Pollution Legal Liability Environmental Insurance,” as that term is set forth below; provided, however, that to the extent Tenant is not in default of this Lease (beyond any applicable notice and cure periods). Tenant shall have the option, upon thirty (30) days written notice to Landlord, to itself carry such Pollution Legal Liability Environmental Insurance in lieu of Landlord carrying such insurance; provided further, however, to the extent Tenant elects to carry such Pollution Legal Liability Environment Insurance pursuant to the foregoing option, Tenant shall comply with the express coverage requirements set forth hereinbelow and such insurance coverage shall otherwise comply with the provisions of Section 10.4, above. For purposes of this Lease, the “Pollution Legal Liability Environmental Insurance” (also known as an “Owner’s Policy” of environmental insurance) shall mean insurance (1) from an insurance carrier with a credit rating of no less than A—X in Best’s Insurance Guide, and (2) providing, at a minimum, the following: (a) an initial three (3)-year policy term (with successive 1-year terms renewable on a rolling annual basis, until such time as the policy term equals or exceeds the Lease Expiration Date), (b) $2,000,000 coverage per incident or occurrence, (c) $2,000,000 aggregate coverage, (d) a deductible or self-insured retention of no more than $100,000, and (e) coverage for: (A) known and unknown pre-existing conditions; (B) unknown and later discovered conditions; (C) on-site and off-site third-party claims for bodily injury or property damage; and (D) legal defense expenses. Furthermore, the policy of insurance must include an automatic extended reporting period that provides the Insured a period of no less than sixty (60) days following the effective date of termination of coverage in which to provide written notice to the insurance carrier of claims first made and reported within the automatic extended reporting period. All other terms, coverage, exclusions, or conditions of the policy shall be at Landlord’s sole and complete discretion.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control (specifically including, without limitation, if Tenant utilizes all or any portion of the Premises for Lab Use, any requirement to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any governmental or quasi-governmental agency having jurisdiction over the use, storage, release or removal of “Hazardous Materials,” as that term is set forth in Section 29.33 of this Lease, below, in, on or about the Premises (collectively, the “Hazardous Materials Clearances”), which Hazardous Materials Clearances shall be obtained by Tenant), and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) of this Lease, and Landlord shall repair any injury or damage to the Original Improvements installed in the Premises and shall return the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, and provided that Landlord does not elect to terminate this Lease pursuant to Section 11.2 below, Tenant shall, at its sole cost and expense, repair any injury or damage to the Original Improvements installed in the Premises and shall return the Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall reasonably approve the contractors to perform such improvement work. Landlord shall use commercially reasonable efforts to minimize, to the extent practicable, interference with Tenant’s use of the Premises resulting from repairs performed by Landlord pursuant to this Section 11.1, and Landlord shall use reasonable due diligence in performing the same. Notwithstanding the foregoing, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy for the purposes permitted under this Lease, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for use for the purposes permitted under this Lease and are not used by Tenant for purposes of conducting business as a result thereof, the Base Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for use for the purposes permitted under this Lease, and which is not so used by Tenant, bears to the total rentable square feet of the Premises; provided further, however, that, if, as a result of Tenant’s utilization of all or any portion of the Premises for Lab Use, any Hazardous Materials Clearances are required to be obtained by Tenant before such restoration can begin, such abatement of Base Rent shall continue for only so long as Tenant, in Landlord’s reasonable judgment, diligently pursues obtaining such required Hazardous Materials Clearances. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to Base Rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith, subject to extension for Force Majeure (which shall in no event include the casualty event which necessitated the repairs).

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (exclusive of deductibles); (iv) the damage occurs during the last twelve (12) months of the Lease Term; or (v) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project. If, in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums), and provided that Landlord has not elected to terminate this Lease pursuant to the immediately preceding sentence, Landlord, by written notice to Tenant within sixty (60) days after the date of discovery of the damage, shall inform Tenant of Landlord’s good faith estimate of the amount of time in which such repairs can reasonably be completed (when such repairs are made without the payment of overtime or other premiums), and Tenant shall have the right, exercisable by written notice to Landlord delivered not later than thirty (30) days following Tenant’s receipt of Landlord’s repair notice, to terminate this Lease. Such termination shall be effective sixty (60) days following the date of Tenant’s termination notice. Notwithstanding the foregoing to the contrary. Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums), or the damage occurs during the last twelve (12) months of the Lease Term; (b) Tenant is not then in default under this Lease (beyond any applicable notice and cure periods); (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and (d) as a result of the damage, Tenant does not occupy or use any substantial portion of the Premises.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due. nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. Base Rent and Tenant’s Share of Building Direct Expenses shall be apportioned as of the date of such termination. If any part of the Premises shall be taken and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Building Direct Expenses shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Building Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not mortgage, pledge, hypothecate, encumber or permit any lien to attach to this Lease or any interest hereunder. Except as provided in Section 14.8 below, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer of this Lease, or any interest hereunder, by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard form of consent in connection with the documentation of Landlord’s consent, if any, to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any actual, reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes other than general office use consistent with a first class office building;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the four (4) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary contained herein, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant’s sole remedy shall be to seek injunctive relief without monetary damages or, alternatively, to seek actual monetary damages from Landlord, as more particularly described below in this Section 14.2, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease. In the event Tenant seeks actual monetary damages from Landlord as a result of a claimed breach by Landlord under this Article 14, such damages shall be limited to an amount equal to the rent Tenant would have been entitled to receive under the proposed Transfer (excluding any options contained therein, including without limitation any options to extend or expand), less (1) that portion of the Transfer Premium (as defined in Section 14.3 below) that Landlord would have been entitled to receive as a result of such Transfer, and (2) the amount that Landlord proves could have been reasonably avoided by Tenant’s efforts to mitigate its damages. Such actual monetary damages shall be computed by discounting the amount thereof at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee (provided, however, that Landlord’s rights under this Section 14.3 shall in no event be applicable with respect to an assignment or sublease in accordance with the terms of Section 14.8 below). “Transfer Premium” shall mean all rent, additional rent or other consideration received by Tenant in connection with the Transfer in excess of the Base Rent and Tenant’s Share of Building Direct Expenses payable by Tenant under this Lease during the term of the Transfer, on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the actual, reasonable expenses incurred by Tenant (which expenses shall be amortized on a straight line basis over the term of the Transfer) for (A) any changes, alterations or improvements to the Premises paid for by Tenant in connection with the Transfer, (B) any free rent, improvement allowance or other similar economic concession paid or provided by Tenant in connection with the Transfer, and (D) brokerage commissions and attorneys’ fees paid by Tenant in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14 (provided, however, that Landlord’s rights under this Section 14.4 shall in no event be applicable with respect to an assignment or sublease in accordance with the terms of Section 14.8 below), Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent and Tenant’s Share of Building Direct Expenses shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture the Subject Space under this Section 14.4, then, so long as Landlord has consented to such Transfer, as provided in this Article 14. Tenant shall have the right to Transfer such Subject Space, as provided in this Article 14. Notwithstanding anything herein to the contrary, Tenant shall have the right to sublease up to fifty percent (50%) of the rentable square footage of the Premises, in the aggregate, without such sublease(s) being subject to Landlord’s right of recapture as set forth herein.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times, upon reasonable prior written notice, to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. Except as provided in Section 14.8 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in Article 14 of this Lease, an assignment or subletting by Tenant of all or a portion of the Premises or this Lease to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the stock or assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii), and (iv) being sometimes hereinafter referred to as “Affiliates”), shall not require Landlord’s consent and shall not be deemed a Transfer under Article 14 of this Lease, provided that (a) any such Affiliate was not formed as a subterfuge to avoid the obligations of Article 14 of this Lease; (b) Tenant gives Landlord at least ten (10) days’ prior notice of any such assignment or sublease to an Affiliate (or as soon thereafter as is permitted by applicable law or any underwriting or similar type agreement by which Tenant or such Affiliate is bound); (c) such Affiliate shall have, as of the effective date of any such assignment or sublease, a tangible net worth, computed in accordance with generally accepted accounting principles, consistently applied, but excluding goodwill as an asset, which is sufficient to meet the obligations of Tenant under this Lease and is equal to or greater than the net worth of Tenant as of the date of the Transfer; (d) any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such Affiliate shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the portion of the Premises which is the subject of such assignment or sublease (other than, with respect to a sublease, the amount of Base Rent payable by Tenant); and (e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, damage caused by casualty (except to the extent the same is Tenant’s obligation to repair pursuant to Article 11 above), condemnation and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate, calculated on a per diem basis, equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to (A) one hundred fifty percent (150%) with respect to the first sixty (60) days of such month-to-month tenancy, and (B) two hundred percent (200%) thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by either Landlord or Tenant, the other party shall execute, acknowledge and deliver to the requesting party an estoppel certificate, which, (i) if Landlord is the requesting party, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any existing or prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s existing or prospective mortgagee or purchaser, and (ii) if Tenant is the requesting party, shall be in a commercially reasonable form. Any such certificate executed by Tenant may be relied upon by any existing or prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate or other instruments are true and correct, without exception. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Provided such information is not otherwise in the public domain, Landlord shall keep such financial statements confidential, except that Landlord shall have the right to disclose such information to Landlord’s financial and legal consultants, to any manager or leasing agent for the Building or Project or to any current or prospective mortgagee, deed of trust beneficiary, ground lessor or purchaser with respect to the Building or the Project, provided that each such party to whom Landlord discloses any such information shall also agree to keep such information confidential. Further, Landlord (or any such other party to whom Landlord discloses any such information) may disclose such information (1) to the extent necessary to comply with any order of any government agency or any court of competent jurisdiction, or to comply with any reporting or accounting requirements; (2) to the extent necessary to perform or enforce the terms of this Lease or any related documents; or (3) as otherwise required by applicable law.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof, or to the ground or underlying lessor, if so requested to do so by such purchaser or lienholder or ground or underlying lessor, and to recognize such purchaser or lienholder or ground or underlying lessor as the lessor under this Lease, provided such lienholder or purchaser or ground or underlying lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Upon written request by Tenant, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord’s then-current mortgagee on such mortgagee’s then-current standard form of agreement.

ARTICLE 19

DEFAULTS: REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within three (3) days after written notice thereof; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of the Premises by Tenant; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord.

In any instance in which, pursuant to the foregoing provisions of this Section 19.1, a default by Tenant under this Lease does not arise prior to written notice from Landlord to Tenant, provided that such notice is prepared and served by Landlord in accordance with the applicable requirements of California Code of Civil Procedure Sections 1161 et seq. or any similar or successor statutes, and provided further that the subject breach is not cured within the applicable cure period set forth above in this Section 19.1, then the initial notice so served by Landlord shall be deemed to be the notice required under California Code of Civil Procedure Sections 1161 et seq. or any similar or successor statutes and no additional notice with respect to such default, whether under California Code of Civil Procedure Sections 1161 et seq. or otherwise, shall be required to be served upon Tenant prior to or as a condition of Landlord’s pursuit of any and all remedies for Tenant’s default.

19.2 Remedies Upon Default. Upon the occurrence of any default by Tenant, as described in Section 19.1 above, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1 The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

19.2.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1.1 and 19.2.1.2, above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1.3 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Form and Amount. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit F and containing the terms required herein, payable in the City of San Francisco, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of One Hundred Forty-Three Thousand Six Hundred Forty and 00/100 Dollars ($143,640.00) (the “Letter of Credit Amount”). The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through replacement, renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is one sixty

(60) days after the expiration of the Lease Term, as the same may be extended from time to time, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least ninety (90) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication #500. The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord hereby consents to Comerica Bank as the Bank. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has not replaced the Letter of Credit with another Letter of Credit that complies with the terms and provisions of this Article 21 at least ninety (90) days prior to the expiration of the expiring Letter of Credit. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

21.2 Transfer by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord may transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

21.3 Maintenance by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Article 19 above, the same shall constitute an incurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date. Landlord will accept a renewal or replacement thereof (such renewal or replacement letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 21, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4 Landlord’s Right to Draw. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

21.5 Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.6 Reduction. Subject to the remaining terms of this Article 21, as of the first day of the twenty-fifth (25th) and thirty-seventh (37th) full calendar months of the Lease Term (each such date being referred to herein as a “Letter of Credit Reduction Date”), Tenant shall have the right to provide Landlord with a written notice (a “Letter of Credit Reduction Notice”) advising Landlord that Tenant has satisfied the Benchmark Ratio Requirement (as defined below) for Tenant’s four (4) fiscal quarters immediately preceding such Letter of Credit Reduction Date and requesting that the Letter of Credit Amount be reduced by an amount equal to $48,375.90 (the “Reduction Amount”), which Letter of Credit Reduction Notice shall be accompanied by a Quarterly Financial Statement (defined below) for each of Tenant’s four (4) fiscal quarters immediately preceding such Letter of Credit Reduction Date, an Annual Financial Statement (defined below) for Tenant’s fiscal year immediately preceding such Letter of Credit Reduction Date, and any other financial information or tax returns as may be reasonably requested by Landlord. The Letter of Credit Amount shall be reduced by the Reduction Amount and Tenant shall be entitled to accomplish such reduction by providing Landlord with a certificate of amendment to the existing Letter of Credit, which amendment reduces the Letter of Credit Amount by the Reduction Amount and in all other aspects meets the requirements for the original Letter of Credit as set forth above, provided that (1) Tenant has actually satisfied the Benchmark Ratio Requirement for Tenant’s four (4) fiscal quarters immediately preceding such Letter of Credit Reduction Date, (2) Tenant has delivered to Landlord an Annual Financial Statement for Tenant’s fiscal year in which Tenant last qualified for a reduction in the Letter of Credit, which Annual Financial Statement verifies the accuracy and correctness of the Quarterly Financial Statements pursuant to which Tenant last qualified for a reduction in the Letter of Credit, (3) Tenant is not in default under this Lease on the date Landlord receives a Letter of Credit Reduction Notice or on the date Tenant tenders to Landlord the certificate of amendment to the existing Letter of Credit, (4) Tenant, at any time during the Lease Term prior to Landlord’s receipt of such Letter of Credit Reduction Notice or Landlord’s receipt of the certificate of amendment to the existing Letter of Credit, has not been in default under this Lease more frequently than once in any twelve (12) consecutive month period, (5) in no event shall the Letter of Credit be reduced below an amount equal to $47,880.00, and (6) in no event shall Landlord be required to reduce the Letter of Credit Amount except as expressly set forth herein. For purposes of this Lease, the “Benchmark Ratio Requirement” shall be satisfied by Tenant for Tenant’s applicable fiscal quarter if the Quarterly Financial Statement for Tenant’s applicable fiscal quarter, which Quarterly Financial Statement has been provided to Landlord in accordance herewith, reflects that (A) Tenant maintains a Current

Ratio (defined herein) equal to 2.0:1.0 and (B) Tenant maintains a minimum tangible Total Net Worth (defined herein) equal to Seven Million Five Hundred Thousand Dollars ($7,500,000.00), with an average cash balance for the previous 12 months equal to two (2) times the previous 12 months’ “burn-rate” (i.e., the rate at which Tenant is spending its capital while waiting for profitable operation or the amount of money Tenant spends from month to month in order to survive; e.g., a burn-rate of $50,000 would mean Tenant spends $50,000 a month above any incoming cash flow to sustain its business). For purposes of this Lease, “Current Ratio” shall mean Current Assets (defined herein) divided by Current Liabilities (defined herein); “Current Assets” shall mean all Tenant cash and cash equivalents, accounts receivable and securities (expressly excluding patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill or other intangible assets); and “Current Liabilities” shall mean all Tenant liabilities that should be classified as current in accordance with generally accepted accounting principles consistently applied (“GAAP”). In addition, for purposes of this Lease, “Total Net Worth” shall mean the difference between (a) the net book value of all Tenant assets (not including patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill or other intangible assets) after taking all appropriate deductions in accordance with GAAP (including reserves for obsolescence, depreciation and amortization) minus (b) the Total Liabilities of Tenant; and “Total Liabilities” shall mean the total of all Tenant indebtedness, obligations or liabilities which, in accordance with GAAP, should be included in determining total liabilities. For purposes of this Lease, the term “Quarterly Financial Statement” shall mean a current, accurate quarterly financial statement for Tenant and Tenant’s business as of the last day of Tenant’s applicable fiscal quarter, prepared in accordance with GAAP and certified by a reputable, outside certified public accountant. For purposes of this Lease, the term “Annual Financial Statement” shall mean a current, accurate annual financial statement for Tenant and Tenant’s business as of the last day of Tenant’s immediately preceding fiscal year, prepared in accordance with GAAP and certified by a reputable, outside certified public accountant, which statement is the same annual financial statement provided to Tenant’s shareholders.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

[Intentionally Omitted.]

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Landlord’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4 Building Directory. A building directory will be located in the lobby of the Building, Tenant shall have the right, at Tenant’s sole cost and expense, to designate one (1) Building standard directory listing.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including without limitation any Environmental Laws, as such term is defined in Section 29.33 below (sometimes referred to herein, collectively, as “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such governmental measures. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Without limiting the generality of the foregoing, Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. Notwithstanding anything to the contrary in this Article 24, Tenant shall not be responsible to make any structural alterations to the Premises or the Building or to make any alterations outside the Premises required to comply with such governmental measures, except to the extent such compliance obligations result from Tenant’s particular use of the Premises or from any alterations, additions or improvements to the Premises made by or at the request of Tenant (other than the Tenant Improvements). The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after written notice that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, that no late charge shall be imposed with respect to the first payment of Rent that is not received when due in any twelve (12) month period, provided further that such payment is received by Landlord not more than five (5) days after written notice that the same is due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) business days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers or, during the last nine (9) months of the Lease Term, to prospective tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein and subject to applicable law; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord shall use commercially reasonable efforts to minimize, to the extent practicable, disruption to Tenant’s business operations at the Premises resulting from any such entries. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Landlord shall provide, for the Lease Term, the number of parking spaces as provided in Section 9 of the Summary, which parking spaces shall be non-exclusive and unreserved. There shall be no charge for parking during the initial Lease Term. Tenant’s continued right to use the parking spaces is conditioned upon (a) Tenant’s abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system established by Landlord, and Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and (b) Tenant’s not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces available to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such right to such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, which approval may be withheld in Landlord’s sole discretion; provided, however, that if Tenant desires to transfer such spaces in connection with an assignment of this Lease or a sublease of all or a portion of the Premises. Landlord shall not unreasonably withhold its approval. If any assignment or sublease approved by Landlord in accordance with Article 14 above, or an assignment or sublease to an Affiliate in accordance with the provisions of Section 14.8 above, transfers to the assignee or sublessee thereunder, pursuant to its express terms, a pro rata portion of the parking spaces available to Tenant hereunder, then a separate consent to such transfer shall not be required under this Article 28.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and/or obligations of Tenant hereunder, or serve to extend the Lease Term, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with

Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building and the rents, issues and profits thereof or (b) the equity interest Landlord would have in the Building and the rents, issues and profits thereof, if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, acts of terrorism, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ. Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to the Premises, and (ii) to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Carlyle Realty

4675 MacArthur Court, Suite 500

Newport Beach, California 94660

Attention: Paul Brady

Telephone: (949) 757-9535

Fax: (949) 757-0720

and

Opus West Management Corporation

6160 Stoneridge Mall Road, Suite 360

Pleasanton, California 94588

Attention: Marsha Schuette

Telephone: (925) 730-3224

Fax: (925) 463-9368

and

Allen, Matkins, Leck, Gamble & Mallory

333 Bush Street, Suite 1700

San Francisco, California 94104

Attention: Richard C. Mallory, Esq.

Telephone: (415) 837-1515

Fax: (415) 837-1516

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after request by Landlord, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein. Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall use best efforts to keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

29.29 Development of the Project.

29.29.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.29.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.29.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets (subject to the provisions of Section 6.3 above) or claims of constructive eviction which may arise in connection with such construction.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Landlord shall use commercially reasonable efforts to minimize, to the extent practicable, disruption to Tenant’s business operations at the Premises resulting from any such Renovations. Notwithstanding the foregoing, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor, except as set forth in Section 6.3 above, entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33 Hazardous Materials.

29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity, which Hazardous Material(s) shall include, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, rador gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and/or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Compliance with Environmental Laws. Tenant shall not sell, use, store or dispose of, in or around the Premises, any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (ii) shall not engage in activities at the Premises that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the Building or Project; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (v) shall receive Hazardous Materials into and remove Hazardous Materials from the Premises only through such shipping and receiving areas as are designated by Landlord for such purpose; and (vi) in connection with Tenant’s surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall deliver the same free of Hazardous Materials brought upon, kept or used in or about the Premises by any persons, and, if Tenant utilizes all or any portion of the Premises for Lab Use. Tenant shall obtain and provide to Landlord (A) all

Hazardous Materials Clearances, (B) evidence from the applicable governmental entities of “closure” of all permits which had been required for Tenant’s use of the Premises, together with “no further action letters” from such applicable governmental entities and a “no further action letter” for unrestricted future use of the Premises, and (C) a Phase I report with regard to the Premises (specifically including, but not limited to, the Premises’ ceiling tiles, mechanical duct work, air-filters and all related Building systems, as well as the soils and groundwater under and about the Premises). Such Phase I report shall be (x) performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its sole discretion, (y) shall identify Landlord as a beneficiary of such report, and (z) completed no earlier than six (6) months prior to the expiration of this Lease and no later than the Lease Expiration Date; provided, however, in the event this Lease is terminated early for any reason, Tenant shall complete such Phase I report within a commercially reasonable time immediately following such early termination of this Lease. Such Phase I report shall either (1) indicate that the property shows no evidence of reasonably possible hazardous materials contamination of the building, soil or groundwater; or (2) recommend further investigation of the site, in which event, if such further investigation relates to Tenant’s or the Tenant Parties’ use of the Premises, then it shall be performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its sole discretion and at the Tenant’s sole expense. Such additional investigation, if any, shall be completed within sixty (60) days of such recommendation.

29.33.3 List of Documents and Operations. If Tenant utilizes all or any portion of the Premises for Lab Use, then as a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord, prior to the Lease Commencement Date, a list identifying each type of Hazardous Materials to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Materials on the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material(s) is brought onto the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) related to the handling, use, storage, disposal and emission of Hazardous Materials prior to the Lease Commencement Date, or if unavailable at that time, concurrent with the receipt from, or submission to, a governmental agency; permits; approvals; reports and correspondences; storage and manufacturing plans; notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state, and local governmental agencies and authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section 29.33.3 to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. In connection with the foregoing, Tenant hereby represents and warrants to Landlord that neither Tenant, nor any of its legal predecessors, has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulting from Tenant’s action or use of the property in question, and Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, disposal or storage of any Hazardous Materials. If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

29.33.4 Landlord’s Right of Environmental Audit. If Tenant utilizes all or any portion of the Premises for Lab Use, then Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises (but no more than once annually) to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws. Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor (taking into account all legal requirements and applicable governmental agency recommendations). Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for all costs and fees incurred for such as Additional Rent.

29.33.5 Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this Section 29.33, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party. The foregoing environmental indemnity shall survive any expiration or termination of this Lease, and shall not be affected by any claims of breach of any other provisions of this Lease.

29.33.6 Ongoing Obligations. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term, including the obligations of Tenant pursuant to this Section 29.33, shall survive the expiration or earlier termination of the Lease, and, at Landlord’s option in Landlord’s sole discretion, shall constitute a holding over by Tenant in the Premises.

29.33.7 Limitation on Use of Hazardous Materials to Lab Premises. Notwithstanding anything contained in this Section 29.33, if Tenant utilizes all or any portion of the Premises for Lab Use, in no event shall Tenant have the right to sell, use, store or dispose of any Hazardous Materials in any portion of the Premises other than the Lab Premises; provided, however, that Tenant may use in other portions of the Premises small quantities of such substances as are customarily used in connection with general office use, provided that such use is in compliance with all Environmental Laws.

29.34 No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.

ARTICLE 30

EXISTING ENVIRONMENTAL CONDITION

Pursuant to California Health & Safety Code Section 25359.7 and other relevant sections of law requiring notice, Landlord hereby notifies Tenant that the land and/or groundwater under the Project contains measurable levels of certain hazardous materials as described in the environmental report (the “Environmental Report”) listed on Exhibit G attached hereto and incorporated herein (the “Existing Environmental Condition”). Upon the request of Tenant, Landlord shall make available any and all reports concerning the Existing Environmental Condition for Tenant’s review, including the Environmental Report.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the date first above written.

GAINEY ONE TRUST, a Maryland real estate investment trust

By:	/s/ Cary E. Block
	Name:	Cary E. Block
	Its:	Vice President

“Tenant”:

COTHERIX, INC.,
a Delaware corporation

By:	/s/ Donald J. Santel
	Name:	Donald J. Santel
	Its:	President

By:
Name:
Its:

EXHIBIT A

OUTLINE OF PREMISES

[GRAPHIC APPEARS HERE]

EXHIBIT A

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as defined below) in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 30 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Work Letter.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Landlord shall construct the improvements in the Premises (the “Tenant Improvements”) pursuant to that certain Space Plan prepared by                     , dated                      and bearing Job No.                      [NEED TO PROVIDE INFORMATION] (the “Space Plan”). Within two (2) business days following request by Landlord or Landlord’s architect or engineers, Tenant shall supply Landlord and Landlord’s architect and engineers with all of the information necessary to enable Landlord’s architect and engineers to complete the architectural and engineering drawings for the Premises and the final architectural working drawings in a form which conforms to all applicable laws and is complete to allow subcontractors to bid on the work and to obtain all applicable permits. The architectural and engineering drawings for the Premises and the final architectural working drawings shall be consistent with, and a logical extension of, the Space Plan. Upon completion of the final architectural working drawings, Landlord shall submit the same to Tenant for review and approval. Tenant shall have three (3) business days following Tenant’s receipt of the final architectural working drawings to review and approve the same; provided, however, that in no event shall Tenant have the right to withhold approval of the final architectural working drawings so long as the same are consistent with, and a logical extension of, the Space Plan. Failure of Tenant to notify Landlord of Tenant’s approval or disapproval of the final architectural working drawings within such three (3) business day period shall be deemed Tenant’s approval thereof. If Tenant timely disapproves the final architectural working drawings, such disapproval shall be accompanied by a written itemization in reasonable detail setting forth the specific portions of the final architectural working drawings that Tenant purports are not consistent with, and a logical extension of, the Space Plan. The final architectural working drawings as approved (or deemed approved) by Tenant are referred to herein as the “Approved Working Drawings.”] To the maximum extent possible, the Tenant Improvements shall utilize the improvements existing in the Premises as of the date of the Lease. In no event shall the Tenant Improvements include any furniture (including, without limitation, workstations), fixtures, equipment, data or telecommunications equipment or cabling, or artwork. Tenant shall make no changes, modifications or substitutions to the Space Plan, the Approved Working Drawings or the Tenant Improvements (including, without limitation, any request by Tenant for incorporation in the Tenant Improvements of any materials or finishes which are not

EXHIBIT B

Building standard or which are not otherwise expressly set forth in the Space Plan or the Approved Working Drawings, or any request by Tenant that improvements be incorporated into the Approved Working Drawings which are not consistent with and a logical extension of the Space Plan as reasonably determined by Landlord) (collectively, “Changes”) without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion.

SECTION 2

OVER-ALLOWANCE AMOUNT

Landlord has allocated an amount (the “Tenant Improvement Allowance”) not to exceed $282,900.00 (i.e. $20.00 per rentable square foot of the Premises times 14,145 rentable square feet) for the costs related to the design and construction of the Tenant Improvements. In the event that, at any time, Landlord reasonably anticipates that the total cost of the design and construction of the Tenant Improvements and all costs incurred in connection therewith, will exceed the Tenant Improvement Allowance, then the amount of such excess (the “Over-Allowance Amount”) shall be paid by Tenant to Landlord within five (5) days following Landlord’s request (“Landlord’s Over-Allowance Payment Request”). Further, in the event that after Tenant’s execution of this Lease, any Changes shall be made by, for or at the request of Tenant to the Space Plan, the Approved Working Drawings or the Tenant Improvements, any additional costs which arise in connection with such Changes shall be paid by Tenant to Landlord as an addition to the Over-Allowance Amount within five (5) days following Landlord’s request. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of Landlord’s contribution to the construction of the Tenant Improvements.

SECTION 3

AMORTIZED ALLOWANCE

Provided that Tenant is not then in default under the Lease or this Work Letter, Tenant shall have the right to elect to use an allowance from Landlord (the “Amortized Allowance”) solely for purposes of paying the Over-Allowance Amount, which Amortized Allowance shall not exceed the lesser of (i) $70,725.00 (i.e., $5.00 per rentable square foot of the Premises times 14,145 rentable square feet), or (ii) the total amount of the Over-Allowance Amount. Tenant shall make such election to use the Amortized Allowance, if at all, by written notice delivered to Landlord within five (5) days following the date of Landlord’s Over-Allowance Payment Request, which notice shall set forth the amount of the Amortized Allowance which Tenant is electing to use. In the event that Tenant timely elects to use the Amortized Allowance, then the Amortized Allowance shall be disbursed by Landlord (pursuant to Landlord’s disbursement process) following disbursement by Landlord of the Tenant Improvement Allowance. If Tenant does not timely elect to use the Amortized Allowance, then the Amortized Allowance shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Amortized Allowance. In the event that Tenant timely elects to use the Amortized Allowance in accordance with this

EXHIBIT B

Section 3, the monthly Base Rent for the Premises for the initial Lease Term shall be increased by an amount equal to the Additional Monthly Base Rent (as defined below) in order to repay the Amortized Allowance to Landlord. The Additional Monthly Base Rent shall be payable monthly in advance, without notice or demand, and as additional Rent under the Lease, on or before the first day of each calendar month during the initial Lease Term, commencing as of the first day of the first full calendar month of the initial Lease Term and continuing through the first day of the last full calendar month of the initial Lease Term. The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Amortized Allowance which Tenant has elected to use as the present value amount, (ii) the number of full calendar months in the initial Lease Term as the number of payments, (iii) 0.67%, which is equal to 8% divided by twelve (12) months per year, as the monthly interest factor, and (iv) the Additional Monthly Base Rent as the missing component of the annuity. Upon Tenant’s election to use the Amortized Allowance, the provisions of this Section 3 regarding the Additional Monthly Base Rent shall be self-operative; provided, however, Tenant hereby agrees, at Landlord’s request, to execute an amendment to the Lease setting forth the amount of the Additional Monthly Base Rent as computed in accordance herewith, and Tenant hereby acknowledges and agrees that Landlord may condition payment of the Amortized Allowance upon Tenant’s execution of such an amendment to the Lease.

SECTION 4

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the design and/or construction of, the Tenant Improvements.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, telephones and computers and any cabling related thereto, photocopy machines, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, the purchase and installation of which shall be Tenant’s sole responsibility.

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in Article 2 of the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Lease

EXHIBIT B

Commencement Date, as set forth in Article 2 of the Lease, as a direct, indirect, partial, or total result of:

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval or to timely pay any amount required to be paid by Tenant pursuant to this Work Letter;

5.2.2 A breach by Tenant of the terms of this Work Letter or the Lease;

5.2.3 Tenant’s request for Changes;

5.2.4 Changes in any of the Approved Working Drawings because the same do not comply with applicable laws;

5.2.5 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the Anticipated Commencement Date, as set forth in the Lease, or which are different from, or not included in, Landlord’s standard improvement package items for the Building;

5.2.6 Changes to the base, shell and core work of the Building required by the Approved Working Drawings; or

5.2.7 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant’s installation of furniture, fixtures and equipment (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated                                          [TENANT TO PROVIDE] as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

EXHIBIT B

6.3 Landlord’s Representative. Landlord has designated Josh Roden of Opus West Construction as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.4 Tenant’s Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained by or through Tenant shall be union labor in compliance with all then existing master labor agreements.

6.5 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Article 19 of the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated , between GAINEY ONE TRUST, a Maryland real estate investment trust (“Landlord”), and , a (“Tenant”), concerning Suite on the ( ) floor of the office building located at 5000 Shoreline Court, South San Francisco, California.

Ladies and Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The exact number of [rentable] [usable] square feet within the Premises is [rentable] [usable] square feet.

EXHIBIT C

6.	Tenant’s Share as adjusted based upon the exact number of [rentable] [usable] square feet within the Premises is %.

“Landlord”:

GAINEY ONE TRUST,
a Maryland real estate investment trust

By:
Its:

Agreed to and Accepted as of .

“Tenant”:
,

a

By:
Its:

By:
Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

The following Rules and Regulations (“Building Rules”) apply to and govern Tenant’s use of the Premises and Project. Capitalized terms have the meanings given in the Lease, of which these Building Rules are a part. Tenant is responsible for all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) (collectively, “Claims”) arising from any violation of the Building Rules by Tenant.

1. No awning or other projection may be attached to the outside walls of the Premises or Project. No curtains, blinds, shades or screens visible from the exterior of the Premises may be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord in writing.

2. No sign, lettering, picture, notice or advertisement which is visible from the exterior of the Premises or the Building may be installed on or in the Premises without Landlord’s prior written consent, and then only in such manner, character and style as Landlord may have approved in writing.

3. Tenant will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in and about the Project which are used in common with other tenants. Tenant will not place objects against glass partitions or doors or windows which would be unsightly from any of the corridors of the Building or from the exterior of the Building and will promptly remove any such objects upon notice from Landlord.

4. Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges which may be offensive to the other occupants of the Project or neighboring properties, or otherwise create any nuisance.

5. The Premises shall not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.

6. Tenant will not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices or other equipment that emit excessive sound or other waves or disturbances or which may be offensive to the other occupants of the Project, or that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Project or elsewhere.

7. Machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

EXHIBIT D

8. No dog or other animal or bird is allowed in the Project, except for animals assisting the disabled.

9. Tenant will not waste electricity, water or air conditioning and will cooperate with Landlord to ensure the most effective operation of the Building’s heating, air conditioning, ventilation and utility systems. Tenant will not use any method of heating or air conditioning (including without limitation fans or space heaters) other than that supplied by Landlord or approved in writing.

10. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after Building Hours and at other times the Premises is not in use.

11. No additional locks or similar devices shall be attached to any door or window and no keys other than those provided by Landlord shall be made for any door. If more than two keys for one lock are desired by the Tenant, Landlord will provide the same upon payment by the Tenant of Landlord’s standard charge therefor. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults.

12. Tenant will not bring into the Project inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature.

13. Tenant shall not bring any bicycles or other vehicles of any kind into the Building, except for appropriate vehicles necessary for assisting the disabled.

14. If any carpeting or other flooring is installed by Tenant using an adhesive, such adhesive will be an odorless, releasable adhesive.

15. If Tenant requires telegraphic, telephonic, or security alarm services, Tenant shall first obtain Landlord’s written approval, and comply with Landlord’s instructions in their installation.

16. The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be thrown therein.

17. Tenant will not overload any utilities serving the Premises.

18. All loading, unloading, receiving or delivery of goods, supplies, furniture or other items will be made only through entryways provided for such purposes. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the passenger elevators except between such hours and in such elevators as may be designated by Landlord.

EXHIBIT D

19. Tenant’s initial move in and subsequent deliveries of heavy or bulky items, such as furniture, safes and similar items shall be made only outside of Building Hours and only in such manner as shall be prescribed in writing by Landlord. Landlord will in all cases have the right to specify the proper position of any safe, equipment or other heavy article, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the Premise or the Project, or to the other tenants or occupants of the Project. Tenant will not overload the floors or structure of the Building.

20. Tenant will be responsible for all Claims arising from any damage to the Project or the property of its employees or others and any injuries sustained by any person whomsoever resulting from the delivery or moving of any articles by or for Tenant.

21. Canvassing, soliciting, and peddling in or about the Project is prohibited and Tenant will cooperate to prevent the same.

22. At all times (a) persons may enter the Building only in accordance with such regulations as Landlord may provide, (b) persons entering or departing from the Building may be questioned as to their business in the Building, and the right is reserved to require the use of an identification card or other access device or procedures and/or the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building, and (c) all entries into and departures from the Building shall be through one or more entrances as Landlord shall from time to time designate. Landlord may elect not to enforce clauses (a), (b) and (c) above during Building Hours, but reserves the right to do so at Landlord’s discretion.

23. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to limit or prevent access to the Building and/or the Project during the continuance of the same by closing the doors or taking other appropriate steps. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Building and/or the Project of any person at any time.

24. Smoking is not permitted, except in the smoking areas located outside of the Building, if any, as designated and redesignated in writing from time to time by Landlord, in its sole, absolute and arbitrary discretion, and Tenant will not smoke anywhere within the Project including, without limitation, the Premises and the sidewalks, entrances, passages, corridors, halls, elevators and stairways of the Project, other than the smoking areas, if any, designated in writing by Landlord. All smoking materials must be disposed of in ashtrays or other appropriate receptacles provided for that purpose.

25. The Building directory will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom and to limit the amount of space thereon dedicated to Tenant.

26. Unless otherwise approved by Landlord in writing, all janitorial services for the Project and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Project for the purpose of performing janitorial

EXHIBIT D

services. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Project.

27. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Building Rules or any laws.

28. Tenant shall store all its trash and garbage in proper receptacles within its Premises or in other facilities provided for such purpose by Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Tenant will cooperate with any recycling program at the Project.

29. Tenant will not use in the Premises or Common Areas any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.

30. Tenant will not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

31. Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

32. Tenant’s requirements will be attended to only upon appropriate application to Landlord’s property management office for the Project by an authorized individual.

33. Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Project or for the exclusive use of particular tenants or other occupants of the Project. Only passenger vehicles may be parked in the parking areas.

34. Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord.

35. No overnight or extended term parking or storage of vehicles is permitted.

36. Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord.

37. All responsibility for damage, loss or theft to vehicles and the contents thereof is assumed by the person parking the vehicle.

EXHIBIT D

38. Tenant and/or each user of the parking area may be required to sign a parking agreement, as a condition to parking, which agreement may provide for the manner of payment of any parking charges and other matters not inconsistent with this Lease and these Building Rules.

39. Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Building Rules applicable to the parking areas. Any violation of such rule shall subject the vehicle to removal, at such person’s expense.

40. A third party may own, operate or control the parking areas, and such party may enforce these Building Rules relating to parking. Tenant will obey any additional rules and regulations governing parking which may be imposed by the parking operator or any other person controlling the parking areas serving the Project.

41. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

42. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

43. Tenant shall be responsible for the observance of all of the Building Rules by Tenant (including, without limitation, all employees, agents, clients, customers, invitees and guests).

44. Landlord may, from time to time, waive any one or more of these Building Rules for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Building Rule(s) in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Building Rule(s) against Tenant or any or all of the tenants of the Project.

45. These Building Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the other terms, covenants, agreements and conditions of the Lease. In the event of any conflict between these Building Rules and any express term or provision otherwise set forth in the Lease, such other express term or provision shall be controlling.

EXHIBIT D

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                                 , by and between GAINEY ONE TRUST, a Maryland real estate investment trust, as Landlord, and the undersigned, as Tenant, for Premises on the              (            ) floor of the office building located at 5000 Shoreline Court, South San Francisco, California, certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on             , and the Lease Term expires on             , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on             .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through             . The current monthly installment of Base Rent is $            .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

EXHIBIT E

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the              day of             , 20    .

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT E

EXHIBIT F

FORM OF LETTER OF CREDIT

Contact Phones:

IRREVOCABLE LETTER OF CREDIT

, 20	Our irrevocable standby Letter of Credit:
No.
Beneficiary:
Applicant:

Attention:
Attention:

Amount: Exactly USD $ ( Dollars)
Final Date of Expiration:
[INSERT DATE WHICH IS SIXTY (60) DAYS AFTER LEASE EXPIRATION DATE]

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No.              in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $            .

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause: “Drawn under                      [INSERT NAME OF BANK] Letter of Credit No.                     ” and accompanied by the original of this Letter of Credit. Such sight draft may be signed by Beneficiary or Beneficiary’s managing agent.

Special conditions:

Partial draws, as well as multiple presentations and drawings, under this Letter of Credit are permitted. Notwithstanding anything to the contrary contained herein, this Letter of Credit

EXHIBIT F

shall expire permanently without renewal on                      [INSERT DATE WHICH IS SIXTY (60) DAYS AFTER LEASE EXPIRATION DATE].

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond                      [INSERT DATE WHICH IS SIXTY (60) DAYS AFTER LEASE EXPIRATION DATE] which shall be the final expiration date of this Letter of Credit, unless, at least sixty (60) days prior to the then current expiration date, we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us on or before the expiration date of this Letter of Credit, regardless of whether Applicant disputes such presentation.

This Letter of Credit is transferable one or more times and any such transfer shall be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber Of Commerce Publication No. 500.

By:
Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.

EXHIBIT F

EXHIBIT G

ENVIRONMENTAL REPORT

“Phase I Environmental Site Assessment: Lot 10D, Sierra Point Development, Brisbane, California,” dated December 20, 1999, prepared by PHR Environmental Consultants, Inc.

EXHIBIT G